   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2000.

                                                REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      -------------------------------------

                                    FORM F-3

                          Registration Statement Under
                           the Securities Act of 1933

                      -------------------------------------


                                 CELESTICA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

ONTARIO, CANADA                                              N/A
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                                12 CONCORDE PLACE
                         TORONTO, ONTARIO CANADA M3C 3R8
                                 (416) 448-5800
        (ADDRESS, INCLUDING POSTAL CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                          ATTENTION: MANAGING ATTORNEY
                    425 PARK AVENUE, NEW YORK, NEW YORK 10022
                                 (212) 836-8000
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            -------------------------

                                   COPIES TO:




          LYNN TOBY FISHER, ESQ.                         I. BERL NADLER, ESQ.
          JOEL I. GREENBERG, ESQ.                        THOMAS A. SMEE, ESQ.
Kaye, Scholer, Fierman, Hays & Handler, LLP            Davies, Ward & Beck LLP
              425 Park Avenue                          1 First Canadian Place,
           New York, N.Y. 10022                               Suite 4400
              (212) 836-8000                               Toronto, Ontario
                                                            Canada M5X 1B1
                                                            (416) 863-0900

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           -------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
 Title of Each Class of                            Proposed Maximum           Proposed Maximum
    Securities to be         Amount to be         Aggregate Price Per        Aggregate Offering            Amount of
       Registered            Registered(1)            Unit(1)(2)                 Price(1)(3)            Registration Fee
------------------------------------------------------------------------------------------------------------------------
Subordinate voting                --                     --                          --                        --
shares...............
------------------------------------------------------------------------------------------------------------------------
Preference shares ...             --                     --                          --                        --
------------------------------------------------------------------------------------------------------------------------
Debt securities......             --                     --                          --                        --
------------------------------------------------------------------------------------------------------------------------
Warrants.............             --                     --                          --                        --
------------------------------------------------------------------------------------------------------------------------
Total................             --                     --                        $1,000                    $0.27(4)
------------------------------------------------------------------------------------------------------------------------


(1) The aggregate amount of each of the subordinate voting and preference shares and the debt securities and the warrants to purchase subordinate voting shares and the aggregate offering price per unit has been omitted pursuant to Securities Act Release No. 6964. Reflects the offering price rather than the principal amount of any debt securities issued at a discount. Reflects the offering price equivalent in United States dollars of any debt securities denominated in a foreign currency.
(2) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the subordinate voting and preference shares and the debt securities and the warrants to purchase subordinate voting shares.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act. Exclusive of accrued interest, if any, on the debt securities.
(4) The combined prospectus included in this registration statement includes $2,156,772,792 of debt securities, subordinate voting, preference shares and warrants to purchase subordinate voting shares, being carried forward from Registration Statement No. 333-12272; the amount of the registration fee set forth above does not include the filing fee in the amount of $569,388 associated with such securities which was previously paid with the earlier registration statements.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

    THE COMBINED PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT RELATES TO SECURITIES REGISTERED FOR ISSUANCE UNDER THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NO. 333-12272.


  ============================================================================





                 SUBJECT TO COMPLETION, DATED NOVEMBER __, 2000

PROSPECTUS
                                 $2,156,773,792

                                 CELESTICA INC.

                            Subordinate Voting Shares
                                Preference Shares
                                 Debt Securities
                                    Warrants
                                   ----------

We will provide the specific terms of the securities we are offering in a supplement to this prospectus. We may not use this prospectus to sell subordinate voting shares, preference shares, debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities unless we also give prospective investors a supplement to this prospectus. You should read this prospectus and the supplement carefully before you invest.

This prospectus may also be used by our shareholders to offer subordinate voting shares. Any selling shareholders will be named in a supplement to this prospectus.

Our shares are traded on The New York Stock Exchange and The Toronto Stock Exchange under the symbol "CLS".

See "Risk Factors" on page 9 for information you should consider before buying the securities.

Each prospectus supplement will describe additional risk factors. These factors may concern the securities we are offering or our company.

                                   ----------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                 The date of this prospectus is November , 2000

                                TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS................................................4

ABOUT THIS PROSPECTUS.....................................................................4

CELESTICA INC.............................................................................5

ABOUT THE OFFERINGS.......................................................................7

RISK FACTORS..............................................................................8

USE OF PROCEEDS..........................................................................15

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES..........................................15

WHERE YOU CAN FIND MORE INFORMATION......................................................16

PLAN OF DISTRIBUTION.....................................................................17

DESCRIPTION OF CAPITAL STOCK.............................................................19

DESCRIPTION OF DEBT SECURITIES...........................................................27

DESCRIPTION OF WARRANTS..................................................................32

LEGAL MATTERS............................................................................33

AUDITORS.................................................................................33


       YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER TO SELL, OR SEEKING OFFERS TO BUY, THESE SECURITIES IN ANY STATE WHERE OFFERS AND SALES ARE NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

       IN THIS PROSPECTUS, "CELESTICA," THE "COMPANY," "WE," "US" AND "OUR" REFER TO CELESTICA INC. AND ITS SUBSIDIARIES.

                            ------------------------

       We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles audited by our independent accountants, with a reconciliation of those financial statements to U.S. generally accepted accounting principles. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

       All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise. In this prospectus, unless we state otherwise, all references to "U.S.$" or "$" are to U.S. dollars.

       Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of our securities, except as described under the caption "Description of Capital Stock -- Certain Canadian Federal Income Tax Considerations."

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

       We include this disclosure to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

       This prospectus (and any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) include "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, or the Securities Act, and section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may be identified by the use of words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

       Given the risks and uncertainties of our business, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus (and in any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) may not occur.

       We cannot assure you that our future results, levels of activity and achievements will occur as we expect, and neither we nor any other person assumes responsibility for the accuracy and completeness of our forward-looking statements. We have no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                              ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer any combination of the securities described in this prospectus, and our shareholders may offer subordinate voting shares, in one or more offerings up to the total dollar amount of $2,156,773,792. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus, we will provide a prospectus supplement that will contain specific information about the securities to be sold and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may identify one or more selling shareholders. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with any additional information described under the heading "Where You Can Find More Information" in making your investment decision.

                                 CELESTICA INC.

We are a leading provider of electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, worldwide. We are the third largest EMS provider in the world with revenue for the three months and twelve months ended June 30, 2000 of approximately $2.1 billion and $6.7 billion, respectively. We operate 33 facilities located in the United States, Canada, Mexico, United Kingdom, Ireland, Italy, Thailand, China, Hong Kong, Czech Republic, Brazil and Malaysia. We provide a wide variety of products and services to our customers, including manufacture, assembly and test of complex printed circuit assemblies and full system assembly of final products. In addition, we provide a broad range of EMS services from product design to worldwide distribution and after-sales support.

We target industry leading OEMs primarily in the computer and communications sectors. We supply products and services to more than 50 OEMs, including the following industry leaders:

            - Cisco Systems Inc.                    - International Business
            - Dell Computer Corporation               Machines Corporation
            - EMC Corporation                       - Lucent Technologies Inc.
            - Fujitsu-ICL Systems Inc.              - NEC Corporation
            - Hewlett-Packard Company               - Nortel Networks Corporation
                                                    - Sun Microsystems Inc.

          The products we manufacture include, or can be found in, a wide range of end-products, such as:

- hubs and switches                 - multimedia peripherals      - switching products
- LAN and WAN networking cards      - PBX switches                - token ring products
- laser printers                    - personal computers          - video broadcasting equipment
- mainframe computers               - photonic devices            - wireless base stations
- mass storage devices              - routers                     - wireless local loop systems
- medical ultrasound devices        - scalable processors         - workstations
- modems                            - servers

Our principal competitive advantages are our advanced capabilities in the areas of technology, quality and supply chain management. We are an industry leader in a wide range of advanced manufacturing technologies, using established and newly emerging processes. Our state-of-the-art manufacturing facilities are organized as customer focused factories, which have dedicated manufacturing lines and customer teams. This approach enhances customer satisfaction and manufacturing flexibility. We believe our test capabilities are among the best in the industry and enable us to produce highly reliable products, including products that are critical to the functioning of our customers' products and systems. Our size, geographic reach and leading expertise in supply chain management allow us to purchase materials effectively and to deliver products to customers faster, thereby reducing overall product costs and reducing the time to market.

We also believe that our highly skilled workforce gives us a distinct competitive advantage. Through innovative compensation and broad-based employee stock ownership, we have developed a unique entrepreneurial, participative and team-based culture. We employ over 2,200 engineers, and we are led by a senior management team with an average of more than 15 years of industry experience.

Our goal is to be the EMS "partner of choice" to leading OEMs. Our strategy is to:

     - maintain our leadership position in the areas of technology, quality and supply chain management;
     - develop profitable, strategic relationships with industry leaders primarily in the computer and communications sectors;
     -    continually expand the range of the services we provide to OEMs;
     - diversify our customer base, serving a wide variety of end-markets with increasing emphasis on the communications sector, particularly in optical networking;
     -    selectively pursue strategic acquisitions; and
     -    steadily improve our operating margins.

Our industry is growing rapidly. According to Technology Forecasters, Inc., or TFI, the EMS industry will grow at an average annual rate of approximately 20% through 2003. TFI forecasts that the 12 EMS providers with annual 1998 revenue of greater than $500 million will have a growth rate of approximately 30% over the same period. EMS industry growth is being fueled by increased outsourcing of manufacturing and related functions by OEMs worldwide and by the growth of the overall electronics industry.

We see numerous industry vectors that are fueling continued growth in the EMS industry. These include:

     - the growing trend by telecommunications companies and electronics firms to outsource their manufacturing and divest of their manufacturing assets;

     - the impact the growth of the Internet is having on the development of faster and more powerful hardware, such as networking devices and servers;

     - the growing trend for Japanese-based companies to outsource manufacturing; and

     - the increasing number of acquisition opportunities in the area of EMS, including OEM divestitures.

Our industry is highly fragmented. In 1999, the three largest participants (including us) accounted for approximately 29% of total industry revenue. No other participant generated revenue in excess of $5.0 billion annually. Because of the advantages of size and geographic diversity in servicing global OEMs, our industry is poised for significant consolidation.

Since the beginning of 1997, we have completed 20 acquisitions and established three greenfield operations. These acquisitions and greenfield operations have significantly enhanced our geographic reach, expanded our customer base of leading OEMs and broadened our service offering capabilities. We continue to seek strategic acquisitions and opportunities to establish greenfield operations.

Our principal executive office is located at 12 Concorde Place, Toronto, Ontario, Canada MC3 3R8 and our telephone number is (416) 448-5800.

                               ABOUT THE OFFERINGS

         We may offer subordinate voting shares, preference shares, secured or unsecured general obligations of our company in the form of senior or subordinated debt securities or warrants to purchase subordinate voting shares, preference shares, debt securities or other securities, and our shareholders may offer subordinate voting shares.

       Debt securities will consist of bonds, debentures, notes or other secured or unsecured evidences of indebtedness. For each type of debt security we offer, the price and terms will be determined at or prior to the time of sale.

       These securities may be offered directly to one or more purchasers, through agents designated from time to time, or to or through underwriters or dealers. The names of these parties, any securities to be purchased by or through these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be detailed in the supplement to this prospectus. Please turn to "Plan of Distribution."

                                  RISK FACTORS

       The securities being offered by this prospectus involve a degree of risk. You should carefully consider the following risk factors and all of the other information contained in this prospectus, in the applicable prospectus supplement and in the additional information described under the heading "Where You Can Get More Information" before you buy any of the securities sold pursuant to this prospectus.

OUR OPERATING RESULTS FLUCTUATE

       Our annual and quarterly results have fluctuated in the past. The reasons for these fluctuations may similarly affect us in the future. Our operating results may fluctuate in the future as a result of many factors, including:

     -    The volume of orders received relative to our manufacturing capacity;

     - Fluctuations in material costs and the mix in material costs versus labor and manufacturing overhead costs;

     - Variations in the level and timing of orders placed by a customer due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for the customer's products. These changes can result from life cycles of customer products, competitive conditions and general economic conditions; and

     - The mix of revenue derived from consignment and turnkey manufacturing (consignment manufacturing, where the customer purchases materials, tends to result in higher gross margins but lower revenues, and turnkey manufacturing, where we purchase materials, tends to result in lower gross margins but higher revenue).

Any one of the following factors or combinations of these factors could also affect our results for a financial period:

     -    The level of price competition;

     -    Our past experience in manufacturing a particular product;

     -    The degree of automation we use in the assembly process;

     -    Whether we are managing our inventories and fixed assets efficiently;

     -    The timing of our expenditures in anticipation of increased sales;

     - Customer product delivery requirements and shortages of components or labor; and

     - The timing of, and the price we pay for, our acquisitions and related integration costs.


       In addition, most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to schedule production and maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Sometimes these anticipated orders from certain customers have failed to materialize, and sometimes delivery schedules have been deferred as a result of changes in the customer's business needs. On other occasions, customers have required rapid and sudden increases in production which have placed an excessive burden on our manufacturing capacity.

       Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

       Historically, our fourth quarter revenue has been highest and our first quarter revenue has been lowest. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

WE HAVE HAD RECENT OPERATING LOSSES

       We generated net earnings in each of the years from 1993 through 1996 and in 1999. We recorded net losses of $6.9 million and $48.5 million in 1997 and 1998, respectively. In 1997, we incurred $13.3 million of integration costs related to acquisitions and a $13.9 million credit loss, with these charges totaling $27.2 million ($17.0 million after income taxes). In 1998, we incurred $8.1 million of integration costs related to acquisitions, a $41.8 million write-down of intellectual property and goodwill, a write-off of deferred financing fees and debt redemption fees of $17.8 million and $5.1 million of charges related to the acquisition of International Manufacturing Services, Inc., or IMS, with these charges totaling $72.8 million ($56.5 million after income taxes). We may not be profitable in future periods.

OUR RESULTS ARE AFFECTED BY CHANGES IN MATERIAL COSTS AND LIMITED AVAILABILITY OF COMPONENTS

       Substantially all of our revenue is derived from turnkey manufacturing. In turnkey manufacturing, we purchase directly most or all of the components we need for production and we assemble products. We typically bear a portion of the risk of component price changes, which could have a material adverse effect on our gross profit margin. Our results of operations have, under past practices, been adversely affected by substantial component price reductions. A majority of the products we manufacture require one or more components that we order from sole-source suppliers of these particular components. Supply shortages for a particular component can delay production of all products using that component or cause price increases in the services we provide. In addition, at various times there have been industry-wide shortages of electronic components, particularly memory and logic devices. Such shortages, or future fluctuations in material costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period. Also, we rely on a variety of common carriers for materials transportation and route materials through various world ports. A work stoppage, strike or shutdown of a major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations.

WE DEPEND ON CERTAIN INDUSTRIES

       Our financial performance depends on our customers' continued growth, viability and financial stability. Our customers, in turn, substantially depend on the growth of the computer and communications industries. These industries are characterized by rapidly changing technologies and short product life cycles. Recently these industries have experienced pricing and margin pressures. These factors affecting the computer and communications industries in general, and the impact these factors might have from time to time on our customers in particular, could have a material adverse effect on our business.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS

       Our three largest customers in 1999 were Hewlett-Packard Company, Sun Microsystems Inc. and Cisco Systems Inc., which each represented more than 10% of our total 1999 revenue and collectively represented 54.8% of our total 1999 revenue. Our next five largest customers collectively represented 23.4% of our total revenue in 1999. We expect a significant increase in revenue from IBM in 2000 as a result of facilities acquisitions completed and supply agreements entered into in February and May 2000. Hewlett-Packard Company, Sun Microsystems Inc. and International Business Machines Corporation, or IBM, our three largest customers in 1998, each represented more than 10% of our total 1998 revenue and collectively represented 56.6% of total 1998 revenue. Our next five largest customers represented 29.0% of total 1998 revenue. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.

       Generally, we do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and have supply contracts in place for each project. Significant reductions in sales to any of our largest customers would have a material adverse effect on us. In addition, we generate significant accounts receivable and inventory balances in connection with providing manufacturing services to our customers. A customer's inability to pay for the manufacturing services provided by us could have a material adverse effect on our results of operations.

WE FACE RISKS DUE TO EXPANSION OF OUR OPERATIONS

       New operations, whether foreign or domestic, can require significant start-up costs and capital expenditures. As we continue to expand our domestic and international operations, we may not be able to successfully generate revenue necessary to recover start-up and operating costs. The successful operation of an acquired business requires effective communication and cooperation between us and our new employees, including cooperation in product development and marketing. This cooperation may not occur or a disruption in one or more sectors of our business may result. In addition, we may not be able to retain key technical, management, sales and other personnel of an acquired business for any significant length of time, and we may not realize any of the other anticipated benefits of an acquisition. Furthermore, additional acquisitions would require investment of financial resources and may require debt financing or dilutive equity financing. We may not consummate any acquisitions in the future. If we do, any debt or equity financing required for any acquisition may not be available on terms acceptable to us.

WE FACE ADDITIONAL RISKS DUE TO OUR INTERNATIONAL OPERATIONS

       During 1999, approximately 32% of our revenue was derived from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends in large part on our ability to increase our business in international markets. We will continue to expand our operations outside of North America. This expansion will require significant management attention and financial resources. To increase international sales in subsequent periods, we must establish additional foreign operations, hire additional personnel and establish additional international facilities. We may not expand or even maintain our international sales. If the revenue we generate from foreign activities is inadequate to offset the expense of maintaining foreign offices and activities, our profitability will be adversely affected. International operations are subject to inherent risks, which may adversely affect us, including:

     -    Labor unrest;
     -    Unexpected changes in regulatory requirements;

     -    Tariffs and other barriers;

     -    Less favorable intellectual property laws;

     - Difficulties in staffing and managing foreign sales and support operations;

     - Longer accounts receivable payment cycles and difficulties in collecting payments;

     - Changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

     -    Lack of acceptance of localized products in foreign countries;

     - Burdens of complying with a wide variety of foreign laws, including changing import and export regulations;

     - Adverse changes in Canadian and U.S. trade policies with the other countries in which we maintain operations; and

     -    Political instability.

       The operations we acquired in the IMS acquisition in December 1998 are subject to significant political, economic, legal and other uncertainties in Hong Kong, China and Thailand. Under its current leadership, the Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment and greater economic decentralization. However, the Chinese government may discontinue or change these policies, and these policies may not be successful. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly as it related to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. As the Chinese legal system develops, new laws and changes to existing laws may adversely affect foreign operations in China. While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong. Thailand has also had a long history of promoting foreign investment but it has experienced economic turmoil and a significant devaluation of its currency in the recent past. There is a risk that this period of economic turmoil may result in the reversal of current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest or other domestic economic problems that could adversely affect us.

WE FACE FINANCIAL RISKS DUE TO FOREIGN CURRENCY FLUCTUATIONS

       The principal currencies in which we conduct our operations are U.S. dollars, Canadian dollars, Mexican pesos, British pounds sterling, Euro and related currencies under the European Monetary Union and Japanese yen. We may sometimes enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to sell U.S. dollars and to purchase Canadian dollars, British pounds sterling and Euros at future dates. In general, these contracts extend for periods of less than 18 months. Our hedging transactions may not successfully minimize foreign currency risk.

WE DEPEND ON HIGHLY SKILLED PERSONNEL

       Recruiting personnel for the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on us.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY

       We are in a highly competitive industry. We compete against numerous domestic and foreign companies. Two of our competitors, SCI Systems, Inc. and Solectron Corporation, each have annual revenues in excess of $5 billion. We also face indirect competition from the manufacturing operations of our current and prospective customers, which continually evaluate the merits of manufacturing products internally rather than using EMS providers. Some of our competitors have more geographically diversified international operations, as well as substantially greater manufacturing, financial, procurement, research and development and marketing resources than we have. These competitors may create alliances and rapidly acquire significant market share. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form significant competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced profits or losses or loss of market share, any of which could materially and adversely affect us. We may not be able to compete successfully against current and future competitors and the competitive pressures that we face may materially adversely affect us.

WE MAY BE UNABLE TO KEEP PACE WITH PROCESS AND TEST DEVELOPMENT CHANGE

       We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership and to successfully anticipate or respond to technological changes in manufacturing processes in cost-effective and timely ways. Our process and test development efforts may not be successful.

OUR CUSTOMERS MAY BE ADVERSELY AFFECTED BY RAPID TECHNOLOGICAL CHANGE

       Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY

       We believe that certain of our proprietary intellectual property rights and information give us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees and other parties and implementing rigid security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

       There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

OUR COMPLIANCE WITH ENVIRONMENTAL LAWS COULD BE COSTLY

       Like others in similar businesses, we are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental policies and practices have been designed to ensure compliance with these laws and regulations consistent with local practice. Future developments and increasingly stringent regulation could require us to make additional expenditures relating to environmental matters at any of the facilities. Achieving and maintaining compliance with present and changing future environmental laws could restrict our ability to modify or expand our facilities or continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

       Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities, including our Toronto site. Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility. Pursuant to these environmental laws, from time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites and we are currently remediating contamination at the Toronto site. Also, we may undertake limited compliance-related activities at recently acquired facilities in Asia.

       We obtained Phase I or similar environmental assessments for most of the manufacturing facilities that we own or lease (but not most of our design facilities) at the time we either acquired or leased such facilities, or reviewed recent assessments initiated by others. Typically, these assessments include general inspections without soil sampling or ground water analysis. The assessments have not revealed any environmental liability that, based on current information, we believe will have a material adverse effect on us. Nevertheless, our assessment may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities we are not aware of. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the conditions of the land or operations in the vicinity of the properties (such as the presence of underground storage tanks). These developments and others (such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health or safety impact of our operations) may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

OUR LOAN AGREEMENTS CONTAIN RESTRICTIVE COVENANTS

       Certain of our outstanding loan agreements contain financial and operating covenants that limit our management's discretion with respect to certain business matters. Among other things, these covenants restrict our ability and our subsidiaries' ability to incur additional debt, create liens or other encumbrances, make certain payments (including dividends) and investments, sell or otherwise dispose of assets and merge or consolidate with other entities.

OUR COMPANY IS CONTROLLED BY ONEX CORPORATION

       Onex Corporation, or Onex, owns, directly or indirectly, all of the multiple voting shares and 1.1% of the outstanding subordinate voting shares. The number of shares owned by Onex, together with those shares Onex has the right to vote, represent 86.2% of the voting interest in Celestica and include 4.1% of the outstanding subordinate voting shares. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, mergers, amalgamations, plans of arrangement and the sale of all or substantially all of our assets. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other shareholders. Under our revolving credit facilities, if Onex ceases to control Celestica, our lenders could demand repayment. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs.

       In private placements outside of the United States, certain subsidiaries of Onex have offered exchangeable debentures due 2025 that are exchangeable and redeemable under certain circumstances during their 25-year term for an aggregate 9,214,320 subordinate voting shares of Celestica. If the issuers of the exchangeable debentures elect to deliver solely subordinate voting shares and no cash upon the exchange or redemption, or at maturity or acceleration, of the debentures, the number of shares owned by Onex, together with those shares Onex has the right to vote, would, if such delivery had occurred on September 15, 2000, represent in the aggregate 83.3% of the voting interest in our company and 3.1% of our outstanding subordinate voting shares.

POTENTIAL UNENFORCEABILITY OF CIVIL LIABILITIES AND JUDGMENTS

       We are incorporated under the laws of the Province of Ontario, Canada. Most of our directors, controlling persons and officers and certain of the experts named in this prospectus are residents of Canada. Also, a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-U.S. residents, or to enforce judgments in the United States against us or these persons which are obtained in a U.S. court. It may also be difficult for shareholders to enforce a U.S. judgment in Canada or to succeed in a lawsuit in Canada based only on U.S. securities laws.

                                 USE OF PROCEEDS

       Unless we tell you otherwise in an accompanying prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. From time to time we evaluate the acquisition of businesses, products and technologies and a portion of the net proceeds may be used for such acquisitions.

       We will not receive any proceeds from the sale of subordinate voting shares by any selling shareholders.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

       This table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:


-------------------------------------------------------------------------------------------------------------------
                                                                        FISCAL YEAR ENDED
                                                                            DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
                                                          1995           1996        1997        1998         1999
                                                          ----           ----        ----        ----         ----
-------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges                       10.50x          4.30x      0.90x        0.07x        5.05x
(unaudited) (1)..............................
-------------------------------------------------------------------------------------------------------------------
Deficiency of earnings available to cover                  --             --       $4.7          $50.5         --
fixed charges ($millions) ...................
-------------------------------------------------------------------------------------------------------------------

----------------------------
(1) For the purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, of earnings available to cover fixed charges,
       (i) "earnings" means the sum of (a) income before taxes and (b) fixed charges during the period and (ii) "fixed charges" means the sum of (a) interest expensed, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest included in rental expense. The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Celestica has not capitalized interest during any of the periods reflected in the table. These computations include Celestica and our subsidiaries.

       If we use this prospectus to offer debt securities or preference shares, the prospectus supplement will include a ratio of earnings to fixed charges or a ratio of combined fixed charges and preference dividends to earnings, as appropriate.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. In addition, Celestica files such reports with the Canadian securities authorities (the "CSAs"). As a foreign private issuer, Celestica is exempt from the rules and regulations under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and, with respect to their purchases and sales of Celestica securities, Celestica's officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Exchange Act and the rules and regulations thereunder.

       You may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference room. You are also invited to read and copy any reports, statements or other information that Celestica files with the CSAs at the respective CSAs' public reference rooms. The Quebec Securities Commission's public reference room is located in Montreal, Quebec. These Celestica filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR"), the Canadian equivalent of the Commission's electronic document gathering and retrieval system. Our subordinate voting shares are listed on The New York Stock Exchange and The Toronto Stock Exchange under the trading symbol "CLS." You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

       The Commission allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under the Exchange Act on Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K, from the date these documents are filed until we sell all of these securities. We also incorporate by reference any Form 6-K we file in the future with the Commission unless we state in the Form 6-K that it is not incorporated by reference into this prospectus.

     -    Our Annual Report on Form 20-F for the year ended December 31, 1999

     -    Our Current Report on Form 6-K dated January 2000

     -    Our Current Reports on Forms 6-K and 6-K/A dated February 2000

     -    Our Current Reports on Forms 6-K, 6-K/A, 6-K/B and 6-K/C dated March
          2000

     -    Our Current Report on Form 6-K dated May 2000

     -    Our Current Reports on Forms 6-K, 6-K/A, 6-K/B and 6-K/C dated July
          2000

     -    Our Current Reports on Forms 6-K and 6-K/A dated August 2000

     -    Our Current Report on Form 6-K/A dated November 2000


     You may request a copy of these filings at no cost, by writing or calling us at the following address:

              Celestica Inc.
              12 Concorde Place
              Toronto, Ontario M3C 3R8
              (416) 448-5800
              Attention: Investor Relations

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                              PLAN OF DISTRIBUTION

     We may sell the securities separately or together:

     - to one or more underwriters or dealers for public offering and sale by them;

     -    directly to investors; or

     -    through agents.

     We may price any of the securities at:

     -    a fixed price or prices, which may be changed from time to time;

     -    market prices prevailing at the times of sale;

     -    prices related to prevailing market prices; or

     -    negotiated prices.

     We will describe the method of distribution of the securities in the prospectus supplement.

BY AGENTS

     The securities may be sold through agents designated by us. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

BY UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are used, and if so specified in the applicable prospectus supplement, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of any such transaction will be set forth in the applicable prospectus supplement.

DIRECT SALES

     Securities may also be sold directly by us. In this case, no underwriters, dealers or agents would be involved.

SELLING SHAREHOLDERS

         Any selling shareholder may offer subordinate voting shares using any of the methods described above, through agents, underwriters, dealers or in direct sales. The applicable prospectus supplement will describe the selling shareholder's method of distribution, will name any agent, underwriter or dealer of the selling shareholder and will describe the compensation to be paid to any of these parties.

GENERAL INFORMATION

     We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital consists of an unlimited number of preference shares issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares. At September 15, 2000, no preference shares, 164,101,435 subordinate voting shares and 39,065,950 multiple voting shares were issued and outstanding.

MULTIPLE VOTING SHARES AND SUBORDINATE VOTING SHARES

VOTING RIGHTS

     The holders of subordinate voting shares and multiple voting shares are entitled to notice of and to attend all meetings of shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. The subordinate voting shares carry one vote per share and the multiple voting shares carry 25 votes per share. Generally, all matters to be voted on by shareholders must be approved by a simple majority (or, in the case of election of directors, by a plurality, and in the case of an amalgamation or amendments to the articles of the Company, by two-thirds) of the votes cast in respect of multiple voting shares and subordinate voting shares held by persons present in person or by proxy, voting together as a single class. The holders of multiple voting shares are entitled to one vote per share held at meetings of holders of multiple voting shares at which they are entitled to vote separately as a class.

DIVIDENDS

     The subordinate voting shares and the multiple voting shares are entitled to share ratably, as a single class, in any dividends declared by the board of directors of the Company, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of subordinate voting shares and multiple voting shares may be paid only as follows: (i) subordinate voting shares may be paid only to holders of subordinate voting shares, and multiple voting shares may be paid only to holders of multiple voting shares; and (ii) proportionally with respect to each outstanding subordinate voting share and multiple voting share.

CONVERSION

     Each multiple voting share is convertible at any time at the option of the holder thereof into one subordinate voting share.

     Multiple voting shares will be converted automatically into subordinate voting shares upon any transfer thereof, except (i) a transfer to Onex or any affiliate of Onex or (ii) a transfer of 100% of the outstanding multiple voting shares to a purchaser who also has offered to purchase all of the outstanding subordinate voting shares for a per share consideration identical to, and otherwise on the same terms as, that offered for the multiple voting shares and the multiple voting shares held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if (i) any holder of any multiple voting shares ceases to be an affiliate of Onex or (ii) Onex and its affiliates cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the multiple voting shares held by Onex and its affiliates, such multiple voting shares shall convert automatically into subordinate voting shares on a one-for-one basis. For these purposes, (i) "Onex" includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all multiple voting shares beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other's subsidiary; (iii) "affiliate" means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; and (iv) "control" means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors. For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

     In addition, if at any time the number of outstanding multiple voting shares shall represent less than 5% of the aggregate number of the outstanding multiple voting shares and subordinate voting shares, all of the outstanding multiple voting shares shall be automatically converted at such time into subordinate voting shares on a one-for-one basis.

     Onex, which owns all of the outstanding multiple voting shares, has entered into an agreement with Montreal Trust Company of Canada, as trustee for the benefit of the holders of the subordinate voting shares, that has the effect of preventing transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable provincial take-over bid legislation to which they would have been entitled in the event of a take-over bid for the multiple voting shares if the multiple voting shares had been subordinate voting shares.

MODIFICATION, SUBDIVISION AND CONSOLIDATION

     Any modification to the provisions attaching to either the subordinate voting shares or the multiple voting shares requires the separate affirmative vote of two-thirds of the votes cast by the holders of subordinate voting shares and multiple voting shares, respectively, voting as separate classes. The Company may not subdivide or consolidate the subordinate voting shares or the multiple voting shares without at the same time proportionally subdividing or consolidating the shares of the other class.

CREATION OF OTHER VOTING SHARES

     The Company may not create any class or series of shares, or issue any shares of any class or series (other than subordinate voting shares) having the right to vote generally on all matters that may be submitted to a vote of shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the holders of the subordinate voting shares and the multiple voting shares, respectively, voting as separate classes.

RIGHTS ON DISSOLUTION

     With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company for the purposes of winding up its affairs, holders of subordinate voting shares and multiple voting shares will share ratably as a single class in assets available for distribution to holders of subordinate voting shares and multiple voting shares after payment in full of the amounts required to be paid to holders of preference shares, if any.

OTHER RIGHTS

     Neither the subordinate voting shares nor the multiple voting shares will be redeemable nor will the holders of such shares have pre-emptive rights to purchase additional shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material Canadian federal income tax considerations generally applicable to a person (a "U.S. Holder"), who acquires subordinate voting shares and who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") and the Canada-United States Income Tax Convention
(1980) (the "Tax Treaty"), at all relevant times, is resident in the United States and is neither resident nor deemed to be resident in Canada, deals at arm's length and is not affiliated with the Company, holds such subordinate voting shares as capital property, and does not use or hold, and is not deemed to use or hold, the subordinate voting shares in carrying on business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

     This summary is based on the current provisions of the Tax Treaty, the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the Company's understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account the tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATION WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO ANY PARTICULAR HOLDER IS MADE. CONSEQUENTLY, U.S. HOLDERS OF SUBORDINATE VOTING SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

     All amounts relevant in computing a U.S. Holder's liability under the Canadian Tax Act are to be computed in Canadian dollars.

TAXATION OF DIVIDENDS

     By virtue of the Canadian Tax Act and the Tax Treaty, dividends (including stock dividends) on subordinate voting shares paid or credited or deemed to be paid or credited to a U.S. Holder who is the beneficial owner of such dividend will be subject to Canadian non-resident withholding tax at the rate of 15% of the gross amount of such dividends. Under the Tax Treaty, the rate of withholding tax on dividends is reduced to 5% if that U.S. Holder is a company that beneficially owns at least 10% of the voting stock of the Company. Moreover, under the Tax Treaty, dividends paid to certain religious, scientific, literary, educational or charitable organizations that are resident in, and exempt from tax on the dividends in, the U.S. and to certain pension organizations that are resident in, and generally exempt from tax in, the U.S., are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, the Company would not be required to withhold such tax from dividends paid or credited to such organization.

DISPOSITION OF SUBORDINATE VOTING SHARES

     A U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition or deemed disposition of subordinate voting shares unless the subordinate voting shares constitute or are deemed to constitute "taxable Canadian property" (as defined in the Canadian Tax
Act) (other than treaty-protected property, as defined in the Canadian Tax Act) at the time of such disposition. Shares of a corporation resident in Canada that are listed on a prescribed stock exchange for purposes of the Canadian Tax Act will be "taxable Canadian property" under the Canadian Tax Act if, at any time during the five-year period immediately preceding the disposition or deemed disposition of the share, the non-resident, persons with whom the non-resident did not deal at arm's length, or the non-resident together with such persons, owned 25% or more of the issued shares of any class or series of shares of the corporation that issued the shares. For this purpose, a person is considered to own any shares in respect of which the person has or had an option or other interest. Provided they are listed on a prescribed stock exchange for purposes of the Canadian Tax Act, subordinate voting shares acquired by a U.S. Holder generally will not be taxable Canadian property to a U.S. Holder unless the foregoing 25% ownership threshold applies to the U.S. Holder with respect to the Company. Even if the subordinate voting shares are taxable Canadian property to a U.S. Holder, they generally will be treaty-protected property if the value of such shares at the time of disposition is not derived principally from real property situated in Canada. Consequently, any gain realized by the U.S. Holder upon the disposition of the subordinate voting shares generally will be exempt from tax under the Canadian Tax Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax consequences to United States Holders (as defined below) of subordinate voting shares. A United States Holder is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has made an election under applicable U.S. Treasury regulations to be treated as a U.S. Person. This summary is for general information purposes only. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to purchase subordinate voting shares. This summary considers only United States Holders who will own subordinate voting shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In this context, the term "capital assets" means, in general, assets held for investment by a taxpayer. Material aspects of U.S. federal income tax relevant to non-United States Holders are also discussed below.

     This discussion is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular United States Holder based on the United States Holder's individual circumstances. In particular, this discussion does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to United States Holders who are subject to special treatment, including taxpayers who are broker-dealers or insurance companies, taxpayers who have elected mark-to-market accounting, individual retirement and other tax-deferred accounts, tax-exempt organizations, financial institutions or "financial services entities," taxpayers who hold subordinate voting shares as part of a straddle, "hedge" or "conversion transaction" with other investments, taxpayers owning directly, indirectly or by attribution at least 10% of the voting power of our share capital, and taxpayers whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar.

     This discussion does not address any aspect of U.S. federal gift or estate tax or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of persons who hold subordinate voting shares through a partnership or other pass-through entity. You are advised to consult your own tax advisor with respect to the specific tax consequences to you of purchasing, holding or disposing of the subordinate voting shares.

TAXATION OF DIVIDENDS PAID ON SUBORDINATE VOTING SHARES

     In the event that we pay a dividend, and subject to the discussion of the passive foreign investment company (PFIC) rules below, a United States Holder will be required to include in gross income as ordinary income the amount of any distribution paid on subordinate voting shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received, to the extent that the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In addition, distributions of our current or accumulated earnings and profits will be foreign source passive income for U.S. foreign tax credit purposes and will not qualify for the dividends-received deduction available to corporations. Distributions in excess of such earnings and profits will be applied against and will reduce the United States Holder's tax basis in the subordinate voting shares and, to the extent in excess of such basis, will be treated as capital gain.

     Distributions of current or accumulated earnings and profits paid in Canadian dollars to a United States Holder will be includible in the income of the United States Holder in a dollar amount calculated by reference to the exchange rate on the date the distribution is received. A United States Holder who receives a distribution of Canadian dollars and converts the Canadian dollars into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollar against the U.S. dollar. Such gain or loss will generally be ordinary income and loss and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

     United States Holders will generally have the option of claiming the amount of any Canadian income taxes withheld either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to specified conditions and limitations. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Canadian income taxes withheld, but these individuals generally may still claim a credit against their U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. tax liability for the year attributable to some foreign source taxable income. A United States Holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on subordinate voting shares to the extent that he has not held the subordinate voting shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent that he or she is under an obligation to make related payments with respect to substantially similar or related property. Instead, a deduction may be allowed. Any days during which a United States Holder has substantially diminished his or her risk of loss on his or her subordinate voting shares are not counted toward meeting the 16-day holding period.

TAXATION OF DISPOSITION OF SUBORDINATE VOTING SHARES

     Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of subordinate voting shares, a United States Holder will recognize capital gain or loss in an amount equal to the difference between his or her adjusted tax basis in his or her shares and the amount realized on the disposition. A United States Holder that uses the cash method of accounting calculates the dollar value of the proceeds received on the sale date as of the date that the sale settles, while a United States Holder who uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the "trade date," unless he or she has elected to use the settlement date to determine his or her proceeds of sale. Capital gain from the sale, exchange or other disposition of shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for individuals. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. Gain or loss recognized by a United States Holder on a sale, exchange or other disposition of subordinate voting shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of subordinate voting shares is subject to limitations. A United States Holder who receives foreign currency upon disposition of subordinate voting shares and converts the foreign currency into U.S. dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. dollar. United States Holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

TAX CONSEQUENCES IF WE ARE A PASSIVE FOREIGN INVESTMENT COMPANY

     A non-U.S. corporation will be a PFIC if, in general, either (i) 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any U.S. or foreign company in which it is considered to own 25% or more of the shares by value, is passive income or (ii) 50% or more of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which it is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes amounts derived by reason of the temporary investment of funds raised in a public offering. If we were a PFIC and, a United States Holder did not make an election to treat the company as a "qualified electing fund" and did not make a mark-to-market election, each as described below, then:

     - Excess distributions by us to a United States Holder would be taxed in a special way. "Excess distributions" are amounts received by a United States Holder with respect to subordinate voting shares in any taxable year that exceed 125% of the average distributions received by the United States Holder from the company in the shorter of either the three previous years or his or her holding period for his or her shares before the present taxable year. Excess distributions must be allocated ratably to each day that a United States Holder has held subordinate voting shares. A United States Holder must include amounts allocated to the current taxable year and to any non-PFIC years in his or her gross income as ordinary income for that year. A United States Holder must pay tax on amounts allocated to each prior taxable PFIC year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

     - The entire amount of gain that is realized by a United States Holder upon the sale or other disposition of shares will also be considered an excess distribution and will be subject to tax as described above.

     - A United States Holder's tax basis in shares that were acquired from a decedent will not receive a step-up to fair market value as of the date of the decedent's death but instead will be equal to the decedent's tax basis, if lower.

     The special PFIC rules will not apply to a United States Holder if the United States Holder makes an election to treat the company as a "qualified electing fund" in the first taxable year in which he or she owns subordinate voting shares and if we comply with reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply United States Holders with the information needed to report income and gain pursuant to this election in the event that we are classified as a PFIC. The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the Internal Revenue Service. A shareholder makes the election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return. Even if an election is not made, a shareholder in a PFIC who is a United States Holder must file a completed IRS Form 8621 every year.

     A United States Holder who owns PFIC shares that are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the United States Holder's adjusted tax basis in the PFIC shares. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election. The subordinate voting shares would be treated as publicly traded for purposes of the mark-to-market election and, therefore, such election would be made if the Company were classified as a PFIC. A mark-to-market election is, however, subject to complex and specific rules and requirements, and United States Holders are strongly urged to consult their tax advisors concerning this election if we are classified as a PFIC.

     We believe that we will not be a PFIC for 2000. Based on our current business plan, we do not expect to become a PFIC in the foreseeable future. These conclusions rest at least in part on factual issues, including a determination as to value of assets and projections as to our revenue. We cannot assure you that our actual revenues, including our revenues for the remainder of 2000, will be as projected or that a determination as to non-PFIC status would not be challenged by the Internal Revenue Service. Moreover, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination as to whether we will be a PFIC in the future. A United States Holder who holds subordinate voting shares during a period in which we are a PFIC will be subject to the PFIC rules, even if we cease to be a PFIC, unless he or she has made a qualifying electing fund election. If we were determined to be a PFIC with respect to a year in which we had not thought that we would be so treated, the information needed to enable United States Holders to make a qualifying electing fund election would not have been provided. United States Holders are strongly urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or qualifying electing fund elections with respect to subordinate voting shares in the event that we are treated as a PFIC.

TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS OF SUBORDINATE VOTING SHARES

     Except as described in "Information Reporting and Back-up Withholding" below, a non-United States Holder of subordinate voting shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, subordinate voting shares unless:

     - the item is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States and, in the case of a resident of a country that has a treaty with the United States, such item is attributable to a permanent establishment, or, in the case of an individual a fixed place of business, in the United States;

     - the non-United States Holder is an individual who holds the subordinate voting shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

     - the non-United States Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to U.S. expatriates.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     United States Holders generally are subject to information reporting requirements with respect to dividends paid in the United States. Under existing regulations, these dividends are not subject to back-up withholding. United States Holders are subject to information reporting and back-up withholding at a rate of 31% on proceeds paid from the disposition of shares, unless the United States Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact when so required, or (ii) provides a correct taxpayer identification number, certifies that it is not subject to backup withholdings, and otherwise complies with applicable requirements of the backup withholding rules.

     Non-United States Holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on or upon the disposition of shares, provided in some instances that the non-United States Holder provides a taxpayer identification number, certifies to his foreign status or otherwise establishes an exemption.

     Treasury regulations effective January 1, 2001 may alter the rules regarding information reporting and back-up withholding. In particular, those regulations may impose back-up withholding on dividends paid in the United States on shares unless the United States Holder provides IRS Form W-9 or otherwise establishes an exemption. You should consult your tax advisor concerning the effect, if any, of these Treasury regulations on an investment in subordinate voting shares.

     The amount of any back-up withholding will be allowed as a credit against U.S. federal income tax liability and may entitle the Holder to a refund, provided that required information is furnished to the Internal Revenue Service.

PREFERENCE SHARES

     Our articles permit the issuance of preference shares in series, without further approval of shareholders. The number of preference shares of each series and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series including, without limitation, any voting rights (other than general voting rights), any rights to receive dividends or any terms of redemption shall be determined by the board of directors. The holders of the preference shares are entitled to dividends in priority to the holders of multiple voting shares, the subordinate voting shares or other shares ranking junior to the preference shares. With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, or any other distribution of the assets of the company for the purposes of winding up its affairs, the preference shares rank in priority to the multiple voting shares, the subordinate voting shares and any other shares ranking junior to the preference shares.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue debt securities in one or more series under an indenture that we will enter into with The Chase Manhattan Bank, as trustee, that will be described in the prospectus supplement for the debt securities. The following summary of the indenture and the debt securities is not complete. For a more complete description, you should refer to the indenture and the terms of the debt securities, which we have filed or which we will file with the Commission. Please read "Where You Can Find More Information." The terms of debt securities we offer may differ from the general information we have provided below. You should rely only on information in the prospectus supplement if it is different from the following information.

     References to the "issuer", "us" or "we" in this description of debt securities mean Celestica but not any of our subsidiaries.

     The indenture does not limit the amount of debt securities we can issue under the indenture and does not limit the amount of other indebtedness we may incur. We may issue debt securities from time to time in separate series.

     The prospectus supplement for any series of debt securities we offer will describe the specific terms of the debt securities and may include any of the following:

     -    the title of the debt securities

     -    any limit on the aggregate principal amount of the debt securities

     - whether payment on the debt securities will be senior or subordinated to our other liabilities or obligations

     - whether the payment of the debt securities will be secured by any of our assets or guaranteed by any other person

     - the dates on which we may issue the debt securities and the date or dates on which we will pay the principal and any premium on the debt securities

     - whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments

     -    the place or places we will pay interest

     - whether and under what circumstances we will be required to pay any additional amounts with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the additional amounts

     - whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking fund or other provisions, or at the option of a holder

     -    whether we may redeem the debt securities at our option

     -    the denominations in which we will issue the debt securities

     - whether we will offer the debt securities at a discount and the portion of the principal amount that will be payable if the maturity is accelerated, if it is less than 100%

     - whether we will make payments on the debt securities in a foreign currency or currency unit other than United States dollars and whether payments will be payable with reference to any index or formula

     - whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities

     - whether we will issue the debt securities as bearer securities or only in registered form

     -    any changes or additions to events of default or covenants

     - any changes or additions to the provisions for defeasance we describe under "Defeasance and Covenant Defeasance" below

     - whether the holders of any series of debt securities have special rights if specified events occur

     -    any restrictions on the transfer or exchange of the debt securities

     - the terms for any conversion or exchange of the debt securities for any other securities

     -    any other terms of the debt securities

     Unless we state otherwise in the applicable prospectus supplement, no holder will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or there is a change of control of Celestica.

     We may issue debt securities under the indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe in the applicable prospectus supplement, any Canadian and United States federal income tax consequences and other special considerations.

     We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

     Unless we state otherwise in the applicable prospectus supplement, we will issue debt securities only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000, and will pay only in United States dollars. In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. The applicable prospectus supplement may indicate the denominations to be issued, the procedures for payment of interest and principal and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these transactions.

PAYMENT AND TRANSFER

     Unless we state otherwise in the prospectus supplement, we will make payments on the debt securities at the office of the paying agent we designate from time to time. Unless we state otherwise in the applicable prospectus supplement, we will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. We will make debt securities payments in other forms at a place designated by us and specified in the applicable prospectus supplement.

     Holders may transfer or exchange fully registered debt securities at the corporate trust office of the Trustee or at any other office or agency we maintain for these purposes, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue debt securities of a series in the form of one or more global securities which will be deposited with a depositary, or its nominee, identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. We will describe in the applicable prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. We will also describe in the applicable prospectus supplement the exchange, registration and transfer rights relating to any global security.

MERGER, AMALGAMATION OR CONSOLIDATION

     The indenture generally permits us to amalgamate or consolidate with or merge into any other person, and to transfer or dispose of substantially all of our assets, so long as the resulting person is a U.S. or Canadian corporation and assumes our obligations on the debt securities and under the indenture.

     If the resulting person assumes our obligations, we will be relieved of those obligations except where we have transferred or disposed of our assets by lease.

PROVISION OF FINANCIAL INFORMATION

     We will file with the trustee and mail to all holders, as their names and addresses appear in the security register, copies of our annual report or the information, documents and other reports that we are required to file with the Commission pursuant to the Exchange Act. We will agree to continue to file with the Commission and provide the trustee and holders (a) within 140 days after the end of each fiscal year, an annual report; and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports even if we are no longer required to do so under the Exchange Act. The information contained in these reports will be, at a minimum, the information required to be provided in annual and quarterly reports by law in Canada to security holders of a corporation with securities listed on The Toronto Stock Exchange.

EVENTS OF DEFAULT

     When we use the term "event of default" in the indenture, we mean:

     - we fail to pay principal or any premium on any debt security of that series when it is due

     - we fail to pay interest or any additional amounts on any debt security of that series for 30 days

     - we fail to make any sinking fund payment for that series of debt securities for 30 days

     - we fail to comply with any of our other agreements relating to the debt securities or the indenture for 90 days after written notice by the trustee or by holders of at least 25% in aggregate principal amount of the outstanding debt securities

     - certain events involving our bankruptcy, insolvency or reorganization, and

     -    any other event of default provided for that series of debt securities

     The prospectus supplement for a series of debt securities may include additional events of default or changes to the events of default described above. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers it in the interests of the holders to do so.

     A default under one series of debt securities will not necessarily be a default under another series.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series, in some cases, all affected series, or in other cases, all series, may require us to repay immediately:

     -    the entire principal of the debt securities of the series; or

     - if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

     If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement.

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults.

DEFEASANCE

     When we use the term "defeasance", we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

     - we will be discharged from our obligation with respect to the debt securities of that series, or

     - we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

     Unless we state otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. or Canadian federal or Canadian provincial income tax purposes. If we will be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

MODIFICATION AND WAIVER

     We may modify the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series (acting together as one class) affected by the modification.
However, without the consent of each holder affected, no modification may:

     - reduce the principal or interest rate or any obligation to pay any additional amounts

     -    reduce the principal of an original issue discount security

     -    change the place or currency of any payment

     - affect the holder's right to require us to repurchase the debt securities at the holder's option

     - impair the right of the holders to institute a suit to enforce their rights to payment

     - adversely affect any conversion or exchange right related to a series of debt securities

     - change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture

     - reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions

     The holders of a majority in principal amount of outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or all series affected) may waive past defaults under the indenture and our compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

     We may modify the indenture without the consent of the holders to:

     -    evidence our successor under the indenture

     -    add to covenants for the benefit of holders

     -    add events of default

     - provide for bearer securities to become registered securities under the indenture

     -    establish the forms of the debt securities

     -    appoint a successor trustee under the indenture

     - add provisions to make the defeasance or discharge of the debt securities as long as there is no adverse affect on the holders

     - cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision

     - in any other manner that would not materially and adversely affect the interests of holders of outstanding securities

CONSENT TO JURISDICTION AND SERVICE

     Under the indenture, we have irrevocably appointed CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York, as our agent for service of process in any suit or proceeding relating to the indenture and the debt securities and for actions brought under United States federal or state securities laws in any United States federal or state court located in The City of New York and we submit to such jurisdiction.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     We have appointed The Chase Manhattan Bank as the trustee under the indenture. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

     The indenture contains certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

                             DESCRIPTION OF WARRANTS

     We may issue warrants to purchase subordinate voting shares, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     We have summarized selected provisions of the warrants and the warrant agreements below. This summary is not complete. If we offer any warrants, we will file the form of any warrant certificate and warrant agreement with the Commission, and you should read the warrant certificate and warrant agreement for provisions that may be important to you.

     The prospectus supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

     -    the title of the warrants

     -    the aggregate number of warrants offered

     - the designation, number and terms of the subordinate voting shares, preference shares, debt securities or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers

     -    the exercise price of the warrants

     -    the dates or periods during which the warrants are exercisable

     - the designation and terms of any securities with which the warrants are issued

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable

     - if the exercise price is not payable in U.S. dollars, the foreign currency or currency unit in which the exercise price is denominated

     - any minimum or maximum amount of warrants that may be exercised at any one time

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants

     -    any other terms of the warrants

     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

MODIFICATIONS

     We may amend the warrant agreements and the warrants, without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

ENFORCEABILITY

     The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's warrants.

                                  LEGAL MATTERS

     Davies, Ward & Beck LLP, Canadian counsel for the Company, and Kaye, Scholer, Fierman, Hays & Handler, LLP, U.S. counsel for the Company, will issue an opinion about the legality of the securities offered under this prospectus. As of the date of this prospectus, certain attorneys with Davies, Ward & Beck LLP and Kaye, Scholer, Fierman, Hays & Handler, LLP own, in the aggregate, less than one percent of the outstanding subordinate voting shares. If any underwriters named in a prospectus supplement engage their own counsel to pass upon legal matters relating to the securities, that counsel will be named in the prospectus supplement.

                                    AUDITORS

     The auditors of the Company are KPMG LLP, Suite 500, Yonge Corporate Centre, 4120 Yonge Street, Toronto, Ontario M2P 2B8. The Celestica Consolidated Financial Statements as of and for the years ended December 31, 1998 and 1999 have been audited by KPMG LLP, independent chartered accountants, and are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as expert in auditing and accounting.

==================================================    ==========================
                                                             CELESTICA INC.
YOU SHOULD RELY ONLY ON THE INFORMATION
INCORPORATED BY REFERENCE OR CONTAINED IN THIS
PROSPECTUS AND THE RELATED PROSPECTUS SUPPLEMENT.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
OTHER INFORMATION. IF ANYONE PROVIDES YOU WITH               $2,156,773,792
DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD
NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL
THE SUBORDINATE VOTING SHARES, THE PREFERENCE
SHARES, THE DEBT SECURITIES OR THE WARRANTS IN ANY     SUBORDINATE VOTING SHARES
JURISDICTION WHERE THE OFFER OR SALE IS NOT
PERMITTED. YOU SHOULD NOT ASSUME THAT THE                   PREFERENCE SHARES
INFORMATION INCORPORATED BY REFERENCE OR CONTAINED
IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS                 DEBT SECURITIES
SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN
THE DATE ON THE FRONT COVER OF THIS PROSPECTUS OR              WARRANTS
THE PROSPECTUS SUPPLEMENT. OUR BUSINESS, FINANCIAL
CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY
HAVE CHANGED SINCE THAT DATE.








                                                              PROSPECTUS






                                                           November __, 2000



==================================================    ==========================

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the estimated costs (other than the SEC registration fee) expected to be incurred in connection with the offer and sale of the securities registered hereby.


Securities and Exchange Commission registration fee........................     $              0.27
Trustee's fees and expenses ...............................................                       *
Printing and engraving ....................................................                       *
NASD filing fee ...........................................................                       *
New York Stock Exchange fee ...............................................                       *
Blue Sky fees and expenses ................................................                       *
Accounting fees and expenses ..............................................                       *
Legal fees and expenses ...................................................                       *
Transfer Agent fees and expenses ..........................................                       *
Rating agencies' fees .....................................................                       *
Miscellaneous .............................................................                       *
                                                                                ===================
         Total ............................................................     $                 *

---------------------------------
*To be supplied by amendment or by a report on Form 6-K pursuant to Section 601 of Regulation S-K.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the BUSINESS CORPORATIONS ACT (Ontario), the registrant may indemnify a present or former director or officer or a person who acts or acted at the registrant's request as a director or officer of another corporation of which the registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is a party by reason of his position with the registrant, and provided that the director or officer acted honestly and in good faith with a view to the best interests of the registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

     In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the By-laws of the registrant, a copy of which is filed as Exhibit 3.2 to this registration statement, indemnify a director or officer of the registrant, a former director or officer of the registrant, or a person who acts or acted at the registrant's request as a director or officer of a corporation of which the registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or such corporation, if (i) he acted honestly and in good faith with a view to the best interests of the registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The directors and officers of the registrant are covered by directors' and officers' insurance policies.

     Reference is made to Item 17 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act.

ITEM 16.   EXHIBITS

(a)  EXHIBITS:

     The following exhibits have been filed as part of this registration statement:

       EXHIBIT
       NUMBER                         DESCRIPTION
       ------                         -----------
          1.1 *    Form of Underwriting Agreement
          4.1      Form of  Indenture
          4.2 *    Form of Supplemental Indenture
          4.3      Form of Subordinate Voting Share Certificate(1)
          4.4 *    Form of Preference Shares Certificate
          4.5 *    Form of Warrant
          4.6      Indenture, dated August 1, 2000, between Celestica Inc.
                   and The Chase Manhattan Bank, as Trustee (including a form of the Security) (2)
          4.7      Indenture, dated as of November 18, 1996, by and among
                   Celestica International Inc., Celestica, Inc., Celestica
                   Corporation, and The Chase Manhattan Bank, as Trustee
                   (including forms of the Outstanding Notes and Exchange
                   Notes)(3)
          4.8      Guarantee  Agreement,  dated as of November 18, 1996,
                   between Celestica,  Inc. and The Chase Manhattan Bank, as
                   Trustee(3)
          4.9      Guarantee Agreement, dated as of November 18,
                   1996, between Celestica Corporation and The
                   Chase Manhattan Bank, as Trustee(3)
         4.10      Supplemental   Indenture,   dated  as  of  July  7,  1998,
                   among  Celestica International Inc., Celestica Inc. and
                   The Chase Manhattan Bank, as Trustee(3)
         4.11      Supplemental  Indenture,  dated as of May 26, 2000,
                   between Celestica Inc. and The Chase Manhattan Bank, as
                   Trustee(4)
         4.12      Credit Agreement, dated as of July 7, 1998, between
                   Celestica Inc., the subsidiaries of Celestica Inc.,
                   specified therein as Designated  Subsidiaries, The Bank of
                   Nova Scotia, as Administrative  Agent, The Bank of Nova
                   Scotia, as Canadian  Facility Agent, The Bank of Nova
                   Scotia, as U.S. Facility Agent, The Bank of Nova Scotia,
                   as U.K. Facility Agent, the financial  institutions named
                   in  schedule  A as  Canadian  lenders,  the  financial
                   institutions  named in Schedule B as U.S. lenders,  and
                   the financial  institutions named in Schedule C as U.K.
                   lenders(5)
         4.13      Assumption Agreements each dated as of December 31, 1998
                   between Celestica (USA), Inc. and each of Analytic Design,
                   Inc., Ascent Power Technology Corporation, Celestica
                   California, Inc., Celestica Colorado, Inc., Celestica New
                   England, Inc., Celestica Wisconsin, Inc., Ascent Power
                   Technology Inc. and Celestica Power Systems Inc. in
                   respect of guarantees provided by each such subsidiary
                   under the Credit Agreement filed as Exhibit 4.6(6)

       EXHIBIT
       NUMBER                         DESCRIPTION
       ------                         -----------
          4.14     Revolving Term Credit Agreement, dated as of
                   April 22, 1999, between Celestica Inc., the
                   subsidiaries of Celestica Inc., specified
                   therein as Designated Subsidiaries, The Bank of
                   Nova Scotia, as Administrative Agent, The Bank
                   of Nova Scotia, as Canadian Facility Agent, The
                   Bank of Nova Scotia, as U.S. Facility Agent,
                   The Bank of Nova Scotia, as U.K. Facility
                   Agent, the financial institutions named in
                   schedule A as Canadian lenders, the financial
                   institutions named in Schedule B as U.S.
                   lenders, and the financial institutions named
                   in Schedule C as U.K. lenders (7)
          4.15     Registration Rights Agreement, dated as of
                   November 18, 1996, by and among Celestica
                   International Inc., Celestica Inc., Celestica
                   Corporation, Scotia Capital Markets (USA) Inc.,
                   Goldman, Sachs & Co. and Morgan Stanley & Co.
                   Incorporated(3)
           5.1*    Opinion of Davies, Ward & Beck LLP
          21.1     Subsidiaries of registrant (8)
          23.1     Consent of KPMG LLP, Chartered Accountants
          23.2*    Consent of Davies, Ward & Beck LLP (contained in opinion filed as Exhibit 5.1)
          24.1**   Powers of Attorney
          25.1     T-1 Statement of Eligibility and Qualification of The Chase Manhattan Bank

----------------------

*         To be filed by amendment or by a report on Form 6-K pursuant to
          Section 601 of Regulation S-K.
**        Included on pages S-1 and S-2 of this filing.

(1) Incorporated by reference to Amendment No. 3 to the Registration Statement on Form F-1 of Celestica Inc. filed on June 25, 1998 (Registration No. 333-8700).
(2) Incorporated by reference to the Registration Statement on Form F-3 of Celestica Inc. filed on July 11, 2000 (Registration No. 333-12272).
(3) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-4 of Celestica International Inc. filed on March 5, 1997 (Registration No. 333-6308).
(4) Incorporated by reference to the Current Report on Form 6-K of Celestica Inc. filed on August 9, 2000.
(5) Incorporated by reference to the Registration Statement on Form F-1 of Celestica Inc. filed on February 16, 1999 (Reg. No. 333-10030).
(6) Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 25, 1999.
(7) Incorporated by reference to the Current Report on Form 6-K of Celestica Inc. filed on February 15, 2000.
(8) Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 18, 2000.

ITEM 17.   UNDERTAKINGS

     (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933 (the "Securities
                    Act");

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to this registration statement to include any financial statements required by section 10(a)(3) of the Securities Act at the start of any delayed offering or throughout a continuous offering unless such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act and incorporated by reference in this registration statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) If the securities are to be offered at competitive bidding, the undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Exchange Act, and relating to the securities offered at competitive bidding, as contained in this registration statement, together with any supplements thereto, and (2) to file an amendment to this registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the registrant and no reoffering of such securities by the purchasers is proposed to be made.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the financial adjudication of such issue.

     (e) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, province of Ontario, country of Canada, on the 17 day of November, 2000.

                                 CELESTICA INC.

                                 By:     /S/ EUGENE V. POLISTUK
                                         ----------------------
                                         Eugene V. Polistuk
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Eugene V. Polistuk and/or Anthony P. Puppi and either of them, with full power of substitution and resubstitution, as his true and lawful attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any amendments and post-effective amendments to this registration statement, with exhibits thereto, or any registration statement relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act.


         SIGNATURE                                TITLE                                DATE
         ---------                                -----                                ----

                                    President, Chief Executive Officer and           November 17, 2000
   /S/ EUGENE V. POLISTUK           Director (Principal Executive Officer)
--------------------------------
Eugene V. Polistuk



                                    Chief Financial Officer, Executive Vice          November 17, 2000
   /S/ ANTHONY PUPPI                President and Director (Principal Financial
                                    Officer and Accounting Officer)
--------------------------------
Anthony P. Puppi



   /S/ ANTHONY R. MELMAN                                                             November 17, 2000
--------------------------------    Director
Anthony R. Melman



 /S/ MARK L. HILSON                                                                  November 17, 2000
--------------------------------    Director
Mark L. Hilson



--------------------------------    Director
Robert L. Crandall



 /S/ RICHARD S. LOVE                                                                 November 17, 2000
--------------------------------    Director
Richard S. Love



 /S/ ROGER C. MARTIN                                                                 November 17, 2000
--------------------------------    Director
Roger C. Martin



   /S/ GERALD W. SCHWARTZ                                                            November 17, 2000
--------------------------------    Director
Gerald W. Schwartz



   /S/ DON TAPSCOTT                                                                  November 17, 2000
--------------------------------    Director
Don Tapscott


         SIGNATURE                                TITLE                                DATE
         ---------                                -----                                ----


--------------------------------    Director
John R. Walter



                            AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Celestica Inc. in the United States, on the 17 day of November, 2000.



                                            Celestica (USA), Inc.
                                            (Authorized U.S. Representative)


                                            By:    /S/ MARVIN MAGEE
                                                -------------------------------
                                                   Name: Marvin MaGee
                                                   Title: Director

EXHIBIT INDEX

          EXHIBIT
          NUMBER                  DESCRIPTION
          ------                  -----------
          1.1*     Form of Underwriting Agreement
          4.1      Form of Indenture
          4.2*     Form of Supplemental Indenture
          4.3      Form of Subordinate Voting Share Certificate(1)
          4.4*     Form of Preference Shares Certificate
          4.5*     Form of Warrant
          4.6      Indenture,  dated  August  1,  2000,  between  Celestica
                   Inc.  and The  Chase Manhattan Bank, as Trustee (including a form of the Security) (2)
          4.7      Indenture,   dated  as  of  November   18,  1996,   by
                   and  among   Celestica International Inc.,  Celestica,
                   Inc.,  Celestica  Corporation,  and The Chase Manhattan
                   Bank,  as Trustee  (including  forms of the  Outstanding
                   Notes and Exchange Notes)(3)
          4.8      Guarantee  Agreement,  dated as of November 18, 1996,
                   between Celestica,  Inc. and The Chase Manhattan Bank, as
                   Trustee(3)
          4.9      Guarantee Agreement, dated as of November 18, 1996,
                   between Celestica 4.9 Corporation and The Chase Manhattan
                   Bank, as Trustee(3)
          4.10     Supplemental   Indenture,   dated  as  of  July  7,  1998,
                   among Celestica International Inc., Celestica Inc. and
                   The Chase Manhattan Bank, as Trustee(3)
          4.11     Supplemental  Indenture,  dated as of May 26, 2000,
                   between Celestica Inc. and The Chase Manhattan Bank, as
                   Trustee(4)
          4.12     Credit Agreement, dated as of July 7, 1998, between
                   Celestica Inc., the 4.12 subsidiaries of Celestica Inc.,
                   specified therein as Designated Subsidiaries, The Bank of
                   Nova Scotia, as Administrative  Agent, The Bank of Nova
                   Scotia, as Canadian  Facility Agent, The Bank of Nova
                   Scotia, as U.S. Facility Agent, The Bank of Nova Scotia,
                   as U.K. Facility Agent, the financial  institutions named
                   in  schedule  A as  Canadian  lenders,  the  financial
                   institutions  named in Schedule B as U.S. lenders,  and
                   the financial  institutions named in Schedule C as U.K.
                   lenders(5)
          4.13     Assumption  Agreements  each dated as of December 31, 1998 between  Celestica (USA),  Inc.  and each of  Analytic
                   Design,  Inc.,  Ascent  Power  Technology Corporation,
                   Celestica California,  Inc., Celestica Colorado, Inc.,
                   Celestica New England,  Inc.,  Celestica  Wisconsin,
                   Inc., Ascent Power Technology Inc. and Celestica  Power
                   Systems Inc. in respect of  guarantees  provided by each
                   such subsidiary under the Credit Agreement filed as
                   Exhibit 4.6(6)
          4.14     Revolving Term Credit Agreement, dated as of April 22,
                   1999, between Celestica Inc., the subsidiaries of
                   Celestica Inc., specified therein as Designated
                   Subsidiaries, The Bank of Nova Scotia, as Administrative
                   Agent, The Bank of Nova Scotia, as Canadian Facility
                   Agent, The Bank of Nova Scotia, as U.S. Facility Agent,
                   The Bank of Nova Scotia, as U.K. Facility Agent, the
                   financial institutions named in schedule A as Canadian
                   lenders, the financial institutions named in Schedule B as
                   U.S. lenders, and the financial institutions named in
                   Schedule C as U.K. lenders (7)

          4.15     Registration Rights Agreement, dated as of
                   November 18, 1996, by and among Celestica
                   International Inc., Celestica, Inc., Celestica
                   Corporation, Scotia Capital Markets (USA) Inc.,
                   Goldman, Sachs & Co. and Morgan

          EXHIBIT
          NUMBER                  DESCRIPTION
          ------                  -----------

                   Stanley & Co. Incorporated(3)

           5.1*    Opinion of Davies, Ward & Beck LLP
          21.1     Subsidiaries of registrant (8)
          23.1     Consent of KPMG LLP, Chartered Accountants
          23.2*    Consent of Davies, Ward & Beck LLP (contained in opinion
                   filed as Exhibit 5.1)
          24.1**   Powers of Attorney
          25.1     T-1 Statement of Eligibility and Qualification of The
                   Chase Manhattan Bank

--------------------

* To be filed by amendment or by a report on Form 6-K pursuant to Section 601 of Regulation S-K.

**    Included on pages S-1 and S-2 of this filing.

(1) Incorporated by reference to Amendment No. 3 to the Registration Statement on Form F-1 of Celestica Inc. filed on June 25, 1998 (Registration No. 333-8700).
(2) Incorporated by reference to the Registration Statement on Form F-3 of Celestica Inc. filed on July 11, 2000 (Registration No. 333-12272).
(3) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-4 of Celestica International Inc. filed on March 5, 1997 (Registration No. 333-6308).
(4) Incorporated by reference to the Current Report on Form 6-K of Celestica Inc. filed on August 9, 2000.
(5) Incorporated by reference to the Registration Statement on Form F-1 of Celestica Inc. filed on February 16, 1999 (Reg. No. 333-10030).
(6) Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 25, 1999.
(7) Incorporated by reference to the Current Report on Form 6-K of Celestica Inc. filed on February 15, 2000.
(8) Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 18, 2000.